Exhibit 99.1

Supreme Industries Reports First-Quarter 2017 Results

Net Income of $1.9 Million on Sales of $68.7 Million Impacted by Temporary Customer-Supplied Chassis Delays

Order Backlog Grows to $115 Million

GOSHEN, Ind. — May 1, 2017 — Supreme Industries, Inc. (NYSE MKT: STS), a leading manufacturer of specialized commercial vehicles including truck bodies and specialty vehicles, today announced financial results for the first quarter ended April 1, 2017.

Net sales in the first quarter declined 1% to $68.7 million, compared with net sales of $69.4 million in the comparable quarter of 2016. First-quarter net income in 2017 was $1.9 million, or $0.11 per diluted share, compared with $3.8 million, or $0.22 per diluted share, in the same quarter of the prior year.

“Sales and earnings were negatively impacted during the quarter by temporary delays in receiving customer-supplied chassis to commence rental fleet production,” said Mark Weber, President and Chief Executive Officer. “While no orders were lost, the delays due to third-party transportation capacity constraints required the orders to be rescheduled across all plants into subsequent quarters. Operations were impacted as a result of dedicated personnel being onboarded, trained and awaiting chassis arrival. Fortunately, the chassis transportation issues were resolved by late March, and our shipments have ramped up accordingly.”

In the first quarter of 2017, gross margin declined to 18.9% of sales, down from 21.8% of sales in 2016’s comparable quarter. This was primarily the result of labor inefficiencies associated with the chassis delays. Additionally, the quarter was impacted by costs associated with plant optimization lean initiatives, higher health insurance claims, as well as a higher mix of lower-margin rental fleet shipments. Quarterly operating income was $3.0 million in the first quarter of 2017, compared with $5.8 million in the first quarter of 2016.

“We are encouraged to report that order intake exceeded $100 million in the opening quarter of 2017 and set a new first-quarter record for Supreme,” Weber continued. “Both rental fleet and retail orders delivered solid year-over-year growth as we continued to gain momentum with strategic accounts.”

Order backlog at the end of the first quarter was $115 million, up 16% from $99 million at the same time last year, excluding the trolley backlog of $2.5 million (the trolley product line was divested in 2016).

Working capital was $59.6 million at the end of 2017’s first quarter, compared with $58.2 million at December 31, 2016. On April 1, 2017, the Company had $5.4 million of cash and cash equivalents on hand and total debt was $7.3 million. Stockholders’ equity increased to $102.8 million, compared with $101.7 million at December 31, 2016. Tangible book value per share was $6.06 at April 1, 2017, compared with $6.02 per share at the end of last year. Supreme’s debt to equity ratio at the end of the first quarter of 2017 was 7.1%.

Supreme Industries, Inc.
2581 East Kercher Road • Goshen, IN 46528

Conference Call Information

A conference call is scheduled for 9:00 a.m. ET, today May 1, 2017, to review the first quarter results and the information set forth in this press release. To participate in the live call, please dial 888-349-0089 (International: 412-902-4296) 10 minutes before the call begins, or at 8:50 a.m. ET. The conference ID is 10104891. The call also will be streamed live and can be accessed at www.supremecorp.com. Those unable to participate may access a replay of the call, which will be available on Supreme’s website for approximately 30 days.

About Supreme Industries

Supreme Industries, Inc. (NYSE MKT: STS), is a nationwide manufacturer of truck bodies and specialty vehicles produced to the specifications of its customers. The Company’s transportation equipment products are used by a wide variety of industrial, commercial and law enforcement customers.

News releases and other information on the company are available online at: www.supremecorp.com or www.b2i.us/irpass.asp?BzID=1482&to=ea&s=0

Other than historical facts contained herein, the matters set forth in this news release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act, as amended, and reflect the view of management with respect to future events. When used in this report, words such as “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan” and similar expressions, as they relate to Supreme or its plans or operations, identify forward-looking statements. Such forward-looking statements are based on assumptions made by, and information currently available to, management. Although management believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that the expectations reflected in such forward-looking statements are reasonable, and it can give no assurance that such expectations will prove to be correct. Important factors that could cause actual results to differ materially from such expectations include, without limitation, an economic slowdown in the specialized vehicle industry, limitations on the availability of chassis on which Supreme’s product is dependent, availability of raw materials, raw material cost increases, interest rate increases, a change in the number of vehicles subject to a recall, changes in the costs of implementing the recall, actions by NHTSA, including fines and/or penalties, or limitations on the availability of materials used to implement the recall. Additionally, end of first quarter 2017 backlog may not be indicative of end of second quarter 2017 backlog, end of full-year 2017 backlog or future performance. Furthermore, Supreme can provide no assurance that any raw material cost increases can be passed on to its customers through implementation of price increases for Supreme’s products. The forward-looking statements contained herein reflect the current view of management with respect to future events and are subject to those factors and other risks, uncertainties and assumptions relating to the operations, results of operations, cash flows and financial position of Supreme. Supreme assumes no obligation to update the forward-looking statements or to update the reasons actual results could differ from those contemplated by such forward-looking statements.

Investor Relations Contact:

Matthew J. Dennis, CFA

Supreme Investor Relations

574-228-4130

—FINANCIAL RESULTS FOLLOW—

Supreme Industries, Inc. and Subsidiaries

Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended
	Apr. 1, 2017	Mar. 26, 2016
Net sales	$68,674,699	$69,449,903
Cost of sales	55,678,922	54,289,246
Gross profit	12,995,777	15,160,657

Selling, general and administrative expenses	10,051,472	9,414,951
Other income	(69,480)	(36,476)
Operating income	3,013,785	5,782,182

Interest expense	245,403	182,829
Income before income taxes	2,768,382	5,599,353

Income tax expense	905,397	1,840,000
Net Income	$1,862,985	$3,759,353

Income per share:
Basic	$0.11	$0.23
Diluted	0.11	0.22

Shares used in the computation of income per share:
Basic	17,099,107	16,682,812
Diluted	17,101,080	17,127,836

Supreme Industries, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets (Unaudited)

	Apr. 1, 2017	Dec. 31, 2016
Assets
Current assets	$90,794,629	$88,221,351
Property, plant and equipment, net	45,523,946	45,747,933
Total assets	$136,318,575	$133,969,284

Liabilities
Current liabilities	$31,145,081	$30,056,157
Long-term liabilities	2,354,401	2,181,778
Total liabilities	33,499,482	32,237,935
Total stockholders’ equity	102,819,093	101,731,349
Total liabilities and stockholders’ equity	$136,318,575	$133,969,284

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